Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into and effective as of April 15, 2025 (the “Effective Date”), by and between uniQure, Inc., 113 Hartwell Avenue, Lexington, MA 02421, on behalf of itself and any and all of its affiliates (together, the “Company”), and Matthew Craig Kapusta, [**] (“Executive” and together with the Company, the “Parties”).

RECITALS

A.	WHEREAS, Executive is currently employed as, and the Company desires to continue to employ Executive as, the Company’s Chief Executive Officer (“CEO”).
B.	WHEREAS, Executive wishes to continue to be employed by the Company and to serve in such capacity under the terms and conditions set forth in this Agreement.
C.

WHEREAS, the Company and Executive are party to that certain Employment Agreement (the “Prior Employment Agreement”) originally dated December 9, 2014, and as subsequently amended on October 19, 2016, March 14, 2017, October 26, 2017, and December 20, 2017.

D.

WHEREAS, the Company and Executive desire to amend and restate the Prior Employment Agreement, in accordance with the terms of this Agreement without any overlap, gap or discontinuity in the employment of Executive.

E.	WHEREAS, the Company and Executive agree that the terms, provisions and mutual covenants of this Agreement suffice as adequate consideration for their mutual promises made in this Agreement.

TERM AND CONDITIONS

NOW THEREFORE, the parties agree as follows:

1.	Position and Duties; Location.
1.1

Executive will serve the Company as President and Chief Executive Officer of the Company, with such authority, duties and responsibilities as are commensurate with such position.  Executive shall report directly to and be subject to the overall direction and authority of the Board of Directors of uniQure, N.V. (the “Board”).  As of the Effective Date, Executive serves as a member of the Board and during the Term, the Board shall renominate Executive to be elected to serve on the Board, consistent with the provisions of the governing documents of the Company, as amended and in effect from time to time.

1.2

Executive acknowledges and agrees that his termination of employment from the Company for any reason shall require his immediate resignation from any positions held or appointments by uniQure N.V. (as provided in Section 10.2, below) and, if he fails to do so, it shall constitute sufficient grounds for the Board to remove him from such position(s).

1.3

Executive will be based in the Company’s U.S. headquarters in Lexington MA, USA or such other location where the Company’s U.S. headquarters may be relocated from time to time by the Board (subject to Section 9.5(iii) below); provided, however, that Executive

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may be required to travel as necessary and appropriate or as reasonably required by the Company for business purposes.

1.4	Executive acknowledges and agrees that he is an “exempt” employee under the Fair Labor Standards Act.
2.	Standards of Performance/Extent of Services.

During the Term, Executive shall devote his full business time and attention to the business of the Company and his duties under this Agreement and shall discharge them faithfully, industriously and to the best of his ability, experience and talents.  Executive shall be subject to the Company’s policies, procedures, and approval practices, as generally in effect from time to time and that are not in conflict with this Agreement.  Notwithstanding the foregoing or anything in this Agreement to the contrary, Executive shall be permitted:

2.1	to spend reasonable amounts of time to manage his personal, financial and legal affairs;
2.2

to invest his assets in a manner not prohibited by Section 6 of this Agreement, and in a form or manner that does not require any material services on his part in the operations or affairs of the companies or other entities in which the investments are made, provided that nothing in this Agreement shall preclude Executive from investing his personal assets in one or more mutual funds or other publicly available investment funds that may include investments in publicly traded companies or financial institutions that may be in competition with the Company;

2.3

to serve on the board of directors of any for-profit company, subject to written approval of the Board, which will not be unreasonably withheld.  If the Board later makes a reasonable, good faith determination that Executive’s continued service on another company’s board would be detrimental to the Company, the Board will give Executive thirty (30) days’ written notice that such original approval has been revoked, and Executive will resign from the applicable board within thirty (30) days after his receipt of such notice; or

2.4

to engage in religious, charitable, or other community or non-profit activities (including serving on civic, charitable, not-for-profit or industry boards); provided that such activities, individually and collectively, do not materially interfere with the performance of Executive’s duties hereunder.

3.	Term.

Executive’s term of employment with the Company under this Agreement shall begin on the Effective Date and shall continue in force and effect from year to year unless terminated earlier in accordance with Section 9 hereof (the “Term”).

4.	Compensation and Benefits.

The regular compensation and benefits payable to Executive under this Agreement are as follows:

4.1

Base Salary.  For all services rendered by Executive under this Agreement during the Term, the Company will pay him a base salary at the annual rate of six hundred seventy-six thousand seven hundred dollars (US $676,700.00), which shall be reviewed annually by the Board for increase (the base salary in effect at any time, the “Base Salary”).  Executive’s

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Base Salary shall be paid in bi-weekly installments, less withholdings as required by law and deductions authorized by Executive, and payable pursuant to the Company’s regular payroll practices in effect from time to time.

4.2

Discretionary Bonus.  Executive will be eligible to receive an annual performance bonus (a “Bonus”) after the end of each calendar year with a target bonus amount of 60% of Executive’s Base Salary.  Eligibility for the Bonus shall be determined based on achieving the annual incentive milestones established, in good faith, by the Board (after consultation with Executive in the ordinary course), Executive’s overall performance, the Company’s performance and financial condition as stated in the Company’s short-term incentive plan guidelines, except as provided in Section 9 below, Executive’s active employment on the date that the Bonus is distributed (which shall not be later than March 15 of the year following the calendar year to which the bonus pertains), and in the sole discretion of the Board.

As used in this Agreement, the term “Pro-rata Bonus” shall mean the product of the formula B x D/365 where:

(1)

B represents the Bonus that (but for the cessation of Executive’s employment) would otherwise have been payable to Executive for the fiscal year in which the termination occurs (based on actual performance outcomes for that year).  For this purpose, the Bonus that would have otherwise been payable to Executive shall be determined in good faith and in the same manner applicable to active named executive officers of the Company and its affiliates; and

(2)	D represents the number of days elapsed in the calendar year through the date of the separation of Executive’s employment from the Company.
4.3

Incentive Compensation.  During the Term, Executive may be entitled to participate in any cash-based incentive compensation programs made available to executives of the Company generally, in accordance with the terms thereof, as in effect from time to time, and as determined by the Board.  Any additional incentive compensation program that is added to Executive’s overall compensation shall be done so in writing, signed by Executive and a duly authorized representative of the Company and fashioned as an addendum to this Agreement.

4.4

Equity.  During the Term, Executive will be eligible for future equity grants, as determined in the Board’s discretion and pursuant to the Company’s policies and procedures as in effect from time to time.  Any such equity grants will be made pursuant to the Company’s 2014 Share Incentive Plan, as amended, or any successor plan thereto (as applicable, the “Equity Plan”) and shall be subject to the terms and conditions of this Employment Agreement, the Equity Plan and an individual award agreement that will be separately entered into between Executive and the Company.

4.5

Retirement and Welfare Benefits.  During the Term, Executive is entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, and other benefit plans that are in effect for the Company’s executives, as the same may be amended from time to time.  Executive’s participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Company policies.  The Company may alter, modify, amend, add to, delete from or

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terminate its employee benefit plans and programs at any time as it, in its sole judgment, determines to be appropriate.

4.6

Business Expenses.  The Company shall provide the Executive with a credit card issued to, and in the name of, the Company with which to pay all reasonable travel, entertainment and other business expenses that the Executive incurs in the course of performing his duties and responsibilities.  The Company may request reasonable and customary documentation for any such expenses.  The Company shall pay the reasonable attorneys’ fees incurred by the Executive in connection with the negotiation and documentation of this Agreement.

4.7

Paid Time Off and Holidays.  Executive shall be entitled to accrue twenty-five (25) days of paid time off in each calendar year during the term of this Agreement, which shall accrue ratably at the rate of 2.08 days per month.  Executive is also entitled to all paid holidays observed by the Company in the United States.  Executive shall have all rights and be subject to all obligations and responsibilities with respect to paid time off and holidays as are set forth in the Company’s employee manual or other applicable policies and procedures.

4.8

Cell Phone; Other Electronic Devices.  The Company shall provide Executive with a portable smart phone and suitable laptop and/or other similar computing device and shall pay or reimburse Executive for Executive’s use and operation of this equipment, in each case, subject to the Company’s employee manual and other applicable policies and procedures.  It is acknowledged that Executive may use such devices for reasonable personal use.  It is also acknowledged that in the event Executive ports any of his existing phone numbers to a device owned by the Company, or if a new cell phone number is established (either by Executive or by the Company) for Executive to use such device, Executive shall retain ownership of such phone number(s) upon the separation of employment and the Company shall cooperate with the transfer of the phone number(s) to a device and carrier that Executive designates.

4.9

Withholdings.  All amounts set forth in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state, local and foreign withholding, payroll and other taxes, and the Company may withhold from any amounts payable to Executive (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.

5.	Inventions and Developments.
5.1

The term “Products” as used herein shall mean all products and services developed and/or licensed to third parties, being developed, sold, or otherwise distributed by the Company, during the term of Executive’s employment.

5.2

Disclosure.  Executive shall promptly and fully disclose to the Company any and all inventions, discoveries, developments, improvements, software and writings, concepts and ideas, whether or not patentable, that are authored, conceived, developed, reduced to practice or prepared by Executive alone or by Executive and others, either within or without the Company, during the period of Executive’s employment with the Company, relating to either the Products or to any prospective activities of the Company known to Executive as a consequence of employment with the Company (the “Inventions”).

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5.3

Further Assurances.  Upon and/or following disclosure of each Invention to the Company, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, instruments, documents, acts and things as the Company and its duly authorized agents may reasonably require to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, including all right, title and interest in the Inventions, and when so obtained or vested to renew and restore the same; and to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

5.4

Works Made For Hire.  Executive acknowledges that all documentation, works of authorship and copyrightable works prepared in whole or in part by Executive, jointly or singly, in the course of Executive’s employment, whether on the Company’s time or on Executive’s own time, including without limitation all Inventions, shall be “works made for hire” under the Copyright Act of 1976 (the “Copyright Act”), and shall be the sole property of the Company and the Company shall be the sole author of such works within the meaning of the Copyright Act.  All such works (the “Work Product”), as well as all copies of such works in whatever medium, shall be owned exclusively by the Company and Executive hereby expressly disclaims any and all interests in such works.  If the copyright to any such work shall not be the property of the Company by operation of law, Executive hereby and without further consideration, irrevocably assigns to the Company all right, title and interest in such work, including all so-called “moral rights,” and will assist the Company and its nominees in every proper way, at the Company’s expense, to secure, maintain and defend for the Company’s own benefit copyrights and any extensions and renewals thereof on such work, including translations thereof in any and all countries, such work to be and to remain the property of the Company whether copyrighted or not.  If the foregoing moral rights cannot be so assigned under the applicable laws of the countries in which such rights exist, Executive hereby waives such moral rights and consents to any action of the Company that would violate such rights in the absence of such consent.  Executive warrants that no Work Product shall contain any material owned by any third party, except as disclosed to the Company pursuant to Section 5.2, and that as to any such material, Executive shall have all rights necessary to provide to the Company the full, unrestricted benefits to such material as incorporated into the Work Product.

5.5

Assignment.  Without in any way limiting the foregoing, Executive hereby assigns to the Company all right, title and interest to all Inventions, including but not limited to patent rights and copyrights.

5.6

Power of Attorney.  In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by Executive.

5.7

Executive Developments.  Executive represents that all developments, inventions, works of authorship or other intellectual property rights to which Executive claims ownership as of the date of this Agreement (the “Executive Developments”), and which the parties agree

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are excluded from this Agreement, are listed in Exhibit A attached hereto.  If no such Executive Developments are listed on Exhibit A, Executive represents that there are no such Executive Developments at the time of signing this Agreement.

5.8

After the date hereof, Executive will promptly disclose to the Company and the Company agrees to receive all disclosures in confidence, any improvements, discoveries, software, designs or writing of Executive that exist, regardless of the state of completion, to determine if they shall be deemed Inventions.

6.	Restrictive Covenants.

THIS SECTION MAY AFFECT YOUR RIGHT TO ACCEPT EMPLOYMENT WITH OTHER EMPLOYERS AFTER YOUR EMPLOYMENT WITH THE COMPANY ENDS

6.1	For the purposes of this Section:
(a)

“Competing Services” means any product, process, therapy or service of any person or organization other than the Company that is in development or has been commercialized and that involves a gene therapy (i) for the treatment of any disease for which the Company had a product or therapy on the market or in any phase of development during the last two (2) years of Executive’s employment with the Company, including, without limitation, any such products in the field of cardiovascular, central nervous system, liver or metabolic disease; or (ii) that otherwise is or would be directly competitive with the Company for the treatment of the same disease or patients.

(b)	“Competing Organization” means any person, entity, or organization, including Executive, engaged in, or that intends to become engaged in, the providing or the production of Competing Services.
(c)	“Customer” shall mean any individual or entity with which the Company has contracted to perform work, provide products or render service.
(d)

“Prospective Customer” shall mean any individual or entity that, during the twenty-four (24) months prior to termination of Executive’s employment, the Company has solicited with an in-person meeting or through a written proposal to become a Customer of the Company.

(e)	“Prohibited Activities” means any specific types of services performed by Executive for the Company or its affiliates at any time during the two (2) years preceding the termination of employment.
6.2

Non-Disclosure of Confidential Information.  Executive agrees that during the Term and at all times thereafter, regardless of the reason for termination of employment, Executive will not use or disclose (except as (i) required by applicable law or as permitted under Section 6.13; (ii) in compliance with the order of any court of competent jurisdiction or governmental agency; (iii) in connection with the performance of his duties and responsibilities under this Agreement); or (iv) deemed necessary by Executive’s counsel to use in a proceeding to enforce Executive’s rights under this Agreement (in which case Executive shall utilize the local court’s impoundment procedures to file confidential information under seal), any of the Company’s confidential information.  The term

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“confidential information” means trade secrets of the Company, commercially valuable information developed by the Company, or otherwise sensitive information concerning the Company, in each case that has been treated as confidential by the Company.  Confidential information may include, without limitation, such things as financial information, business plans, prospects, and opportunities (such as financial product developments or possible acquisitions or dispositions of businesses or facilities), nonpublic personal information relating to Company employees, and all other information of every kind and nature and in any form that is proprietary to the Company and that directly or indirectly has been provided or made available to, or acquired by, Executive.  However, the term “confidential information” does not include information that has become part of the public domain by means other than Executive’s violation of his obligations under this Agreement or the wrongdoing of a third party.

6.3

Non-competition.  Executive agrees that during the Term and for (x) a period of twelve (12) months after the termination of the Term for any reason other than a termination by the Company without Cause or due to layoff or (y) the period set forth in the General Release of Claims attached as Exhibit B to this Agreement, provided that Executive signs and does not revoke such General Release of Claims in connection with a cessation or separation of Executive’s employment due to termination without Cause or due to layoff (the “Non-Competition Period”), Executive shall not, directly or indirectly, perform Prohibited Activities (whether as an employee, consultant, independent contractor, member of a board of directors, or in any other capacity) to a Competing Organization.  Notwithstanding the foregoing, nothing herein shall prevent Executive from becoming employed by or otherwise rendering services to a Competing Organization whose business is diversified, if the scope of Executive’s services to such Competing Organization is limited to identifiable parts, segments, entities or business units of such business that are not engaged in providing or producing Competing Services (“Non-Prohibited Activities”); provided that Executive agrees that if he seeks to become employed or otherwise renders services (that are Non-Prohibited Activities) to such a Competing Organization during the Non-Competition Period, prior to Executive’s employment or rendering such services, (i) he shall provide the Company with written assurance from such Competing Organization and from Executive that Executive will not render Prohibited Activities directly or indirectly in connection with any Competing Services, and (ii) Executive receives written approval of Executive’s intended employment or rendering such Non-Prohibited Activities (such approval shall not be unreasonably withheld and shall be provided by the Company within ten (10) days from receipt of the written assurances set forth in subsection (i)).

6.4

Reasonableness of Consideration and Temporal and Geographic Scope.  Executive and the Company mutually agree that the Company’s providing to Executive the benefits under this Agreement, including the enhanced severance entitlements under Section 9, constitutes fair and reasonable consideration (independent of Executive’s continued employment) for Executive’s agreement to the restrictions set forth in this Section 6.  Executive further agrees that the temporal restrictions set forth in Section 6.3 are fair and are reasonably required for the protection of the Company’s legitimate business interests in light of Executive’s role as President and Chief Executive Officer of the Company.  Executive additionally agrees that the lack of geographic scope on the obligations set forth in Section 6.3 is both appropriate and reasonable in light of the fact that the Company competes for business in a variety of regions and markets throughout the world.  Notwithstanding the foregoing, in the event a court of competent jurisdiction disagrees with the parties’ assessment, then the geographic scope shall at minimum include all markets in which Executive’s work had a material presence or influence within the last two (2) years of

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employment, which for purposes of clarity shall include, but may not be limited to, the United States and European Union markets.

6.5

Non-Solicitation.  Executive agrees that during the Term and for a period of twelve (12) months after the termination of the Term for any reason (the “Non-Solicitation Period”), Executive shall not directly or indirectly:

(a)

solicit, entice, induce or attempt to induce any employee, consultant or independent contractor who is performing services during the Non-Solicitation Period or who performed services for the Company during the twelve (12) month period immediately preceding the separation of Executive’s employment from the Company, to discontinue such individual’s or entity’s employment, contractual, or other affiliation with the Company; or

(b)

contact, solicit, induce or attempt to induce any Customer, Prospective Customer, supplier, vendor, referral source, or business partner (excluding investors) of the Company and that Executive serviced, had contact with, or learned confidential information about as a result of Executive’s employment at the Company, for the purpose of soliciting the sale of Competing Services to such individual or entity and/or to divert any portion of that individual’s or entity’s business away from the Company.

(c)

Prohibition Relating to Social Media Use.  The act of communicating with a prohibited contact pursuant to subsections (a) or (b) above through any social media shall constitute prohibited solicitation, and Executive agrees to refrain from doing the same.

6.6

Notice of Subsequent Employment.  Executive agrees that, for a period of twelve (12) months after the termination of the Term for any reason, he shall notify the Board in writing of any change of subsequent employment (stating the name and address of the employer and providing the title and a detailed description of the duties of the position).

6.7

Subsequent Presentment of Agreement.  Executive agrees that, for a period of twelve (12) months after the termination of the Term for any reason, he shall disclose to any entity that employs him or engages him for compensation in any capacity the restrictions upon Executive’s services set forth in this Agreement.

6.8

Tolling of Post-Employment Obligations.  If it is later determined by a court of competent jurisdiction that injunctive relief is warranted to prevent Executive from engaging in certain post-employment conduct, then the restrictive periods shall be tolled for the period of time that Executive is determined by a court of competent jurisdiction to have had already been engaging in the prohibited conduct prior to the injunction.

6.9

Enforcement of Covenants.  Executive acknowledges that a breach of the restrictive covenants set forth in this Section 6 of this Agreement will cause irreparable injury to the Company, that the Company’s remedies at law will be inadequate in case of any such breach or threatened breach, and that the Company will be entitled to preliminary injunctive relief, without bond, and other injunctive relief in case of any such breach or threatened breach.

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6.10

Covenant Not to Sue over Section 6 Restrictions Outside of Massachusetts.  In addition to the obligation set forth in Section 14.8, Executive agrees that he will not commence, prosecute, or assist in any way another person or entity to commence or prosecute, any legal action or other proceeding (including but not limited to a declaratory judgment action) against the Company concerning a dispute arising from or relating to Section 6 of this Agreement in any forum or jurisdiction other than the state and federal courts in the Commonwealth of Massachusetts.  Executive further agrees that, in the event he disregards this clause, the Company shall be entitled to recover its reasonable attorneys’ fees and any other costs incurred in staying, transferring, dismissing or otherwise defending such out-of-state action or proceeding.

6.11

Subsequent Material Changes in Employment.  The Parties have entered into this Agreement with the understanding that it is possible that Executive’s position, title, duties and responsibilities could increase, decrease, develop, evolve, or otherwise change in a material way.  In light of that understanding, the Parties nevertheless intend that this Agreement shall follow Executive throughout the entire course of his employment with the Company (or any affiliates or successors) and that any such subsequent material change within the scope of this Agreement shall not affect either the enforceability or the validity of this Agreement.

6.12

Non-Disparagement.  Subject to Section 6.13, Executive agrees not to make, directly or indirectly, whether orally or in writing, any public disparaging statement concerning the Company (or its principals, officers, directors, partners, managers, members, employees or customers) that could foreseeably harm the reputation or goodwill of the Company.  The Company agrees that it will instruct its senior executive officers (including its Chief Executive Officer) and the members of the Board not to make, directly or indirectly, whether orally or in writing, any public disparaging statement concerning Executive that could foreseeably harm the reputation or goodwill of Executive.  Nothing herein shall be deemed to preclude Executive or any individual affiliated with the Company from testifying truthfully under oath if required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally required truthful statements or disclosures.

6.13

Permitted and Protected Disclosures.  Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further recognizes that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

7.	Cooperation.

Executive agrees that he will cooperate (i) with the Company, at reasonable and mutually-convenient times, in the defense of any legal claim involving any matter that arose during Executive’s employment with the Company about which Executive has knowledge, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative

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proceeding concerning the Company.  The Company will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation.

8.	Conflicting Agreements.

Executive acknowledges and represents that by executing this Agreement and performing his obligations under it, he will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations for the Company.

9.	Termination.
9.1	Events of Termination. This Agreement, the Term, Executive’s Base Salary and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate:
(a)	upon the death of Executive;
(b)	upon the Disability of Executive immediately upon notice from either party to the other;
(c)	upon termination by the Company for Cause;
(d)	upon the voluntary resignation of employment by Executive without Good Reason;
(e)	upon termination by the Company for any reason other than those set forth in Section 9.1(a) through 9.1(c) above;
(f)	upon voluntary resignation of employment by Executive for Good Reason; or
(g)	upon a Change in Control Termination as described in Section 9.7 below.

Except as specifically set forth in Section 9.6, in the event Executive’s termination occurs pursuant to subsections (a) - (d) above, Executive will be entitled only to the Accrued Benefits through the date of the termination of Executive’s employment (the “Termination Date”).  The Company will have no further obligation to pay any compensation of any kind (including, without limitation, any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such Termination Date occurs), or severance payment of any kind, unless otherwise provided herein.

9.2

Definition of Accrued Benefits.  For purposes of this Agreement; “Accrued Benefits” shall mean (i) payment of Base Salary through the Termination Date, (ii) any payments or benefits under the Company’s benefit plans that are vested, earned, or accrued prior to the Termination Date according to the terms applicable to such benefit plans (including but not limited to payment for accrued but unused vacation); (iii) payment of unreimbursed business expenses incurred by Executive; and (iv) rights to indemnification and directors’ and officers’ liability insurance coverage as provided for herein, under any other agreements between the Company and Executive, in any insurance policy providing for such coverage or permitting such coverage and/or under any of the Company’s organizing documents or the organizing documents of any of the Company’s parents, subsidiaries or affiliated entities as applicable.

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9.3

Definition of Disability.  For purposes hereof, the term “Disability” shall mean an incapacity by accident, illness or other circumstances that renders Executive mentally or physically incapable of performing the essential duties and services required of Executive hereunder on a full-time basis for a period of at least one hundred twenty (120) consecutive days, with or without reasonable accommodation.

9.4

Definition of Cause.  As used in this Agreement, “Cause” shall mean the good faith determination by the Company (which determination shall be conclusive), on written notice from the Board to Executive that one or more of the following events has occurred and stating with reasonable specificity the actions that constitute Cause and the specific reasonable cure (related to sections (a) and (h) below):

(a)

Executive has willfully or repeatedly failed to perform his material duties in his capacity as CEO of uniQure, Inc. or as a Statutory Director of uniQure, N.V., and such failure has not been cured after a period of thirty (30) days’ notice;

(b)

any reckless or grossly negligent act by Executive having the foreseeable effect of injuring the interest, business or reputation of the Company, or any of its parent, subsidiaries or affiliates in any material respect and that did in fact cause such material injury;

(c)

Executive’s evidenced use of any illegal drug, or illegal narcotic, or excessive amounts of alcohol (as determined by the Company in its reasonable discretion) on Company property or at a function where Executive is working on behalf of the Company;

(d)	the indictment on charges or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a felony;
(e)

the conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a misdemeanor that, in the Board’s reasonable judgment, involves moral turpitude deceit, dishonesty or fraud; provided that in the event that Executive is indicted on charges for a misdemeanor described in this subsection 9.4(e), the Board may elect, in its sole discretion, to place Executive on administrative garden leave with continuation of full compensation and benefits under this Agreement during the pendency of the proceedings;

(f)

conduct by or at the direction of Executive constituting misappropriation or embezzlement of the property of the Company, or any of its parents or affiliates (other than the occasional, customary and de minimis use of Company property for personal purposes);

(g)	a material breach by Executive of a fiduciary duty owing to the Company, including the misappropriation of (or attempted misappropriation of) a corporate opportunity or undisclosed self-dealing;
(h)

a material breach by Executive of any material provision of this Agreement or any of the Company’s written employment policies, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by Executive of written notice

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of such breach from the Board, which notice shall contain a reasonably specific description of such breach and the specific reasonable cure requested by the Board; and

(i)	any material breach of Section 6 of this Agreement by Executive.

The definition of Cause set forth in this Agreement shall govern for purposes of Executive’s equity compensation and any other compensation containing such a concept.

9.5

Definition of Good Reason.  As used in this Agreement, “Good Reason” shall mean that Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in Executive’s responsibilities, authority or duties (excluding any board duties associated with any position that Executive may hold at uniQure N.V.); (ii) a diminution in Executive’s Base Salary, except for across-the-board salary reductions, based on the Company’s financial performance, similarly affecting the CEO and all or substantially all other senior management employees of the Company, which reduction does not reduce Executive’s Base Salary (in the aggregate with any similar reductions during the Term) by more than 20% from Executive’s highest Base Salary; (iii) a material change in the geographic location at which Executive provides services to the Company (i.e., outside a radius of fifty (50) miles from Boston, Massachusetts); (iv) the material breach of this Agreement by the Company; or (v) Executive ceasing to serve as CEO or as a member of the Board (except due to changes in Board composition required by applicable law or listing standards) (each a “Good Reason Condition”).  “Good Reason Process” shall mean that (a) Executive reasonably determines in good faith that a Good Reason Condition has occurred; (b) Executive notifies the Board in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition; (c) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (d) notwithstanding such efforts, the Good Reason Condition continues to exist; and (e) Executive terminates Executive’s employment within sixty (60) days after the end of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9.6	Separation Benefits.
(a)

Should Executive experience a termination of employment during the Term pursuant to Section 9.1(a) or Section 9.1(b) above, in addition to the Accrued Benefits, Executive shall also be entitled to receive payment of any Bonus for performance periods completed prior to the Termination Date, a lump sum Bonus for the year in which the Termination Date occurs as set forth in and subject to Section 4.3 to be paid no later than March 15 following the end of the fiscal year in which the termination occurs.

(b)

Should Executive experience a termination of employment during the Term pursuant to Section 9.1(e) or Section 9.1(f) above, then, in addition to the Accrued Benefits, Executive shall be entitled to the following payments and benefits:

(1)

Continued payment of Executive’s then-current Base Salary rate (less necessary withholdings and authorized deductions), payable pursuant to the Company’s regular payroll practices in effect at the time, for the

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eighteen (18) month period following the Termination Date; provided that such Base Salary payments shall commence within sixty (60) days after the Termination Date and the first payment shall include all amounts otherwise payable to Executive pursuant to the Company’s regular payroll practices between the Termination Date and the first payment date.  Solely for purposes of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment will be considered a separate payment.

(2)

Provided that Executive and his eligible dependents, if any, are participating in the Company’s group health, dental and vision plans on the Termination Date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” the Company will pay or reimburse Executive for Executive’s full COBRA premiums (i.e., employer and employee portion) until the earlier to occur of (a) the eighteen (18) month anniversary of the Termination Date; (b) the date Executive becomes eligible to enroll in the health, dental and/or vision plans of another employer; (c) the date Executive (and/or his eligible dependents, as applicable) is no longer eligible for COBRA coverage; or (d) the Company in good faith determines that payments under this Section 9.6(b)(2) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, and any guidance or regulations promulgated thereunder (collectively, “PPACA”) (such benefit, the “Continuation Health Benefit”).  Executive agrees to notify the Company promptly if he becomes eligible to enroll in the plans of another employer or if he or any of his dependents cease to be eligible to continue participation in the Company’s plans through COBRA.  For the avoidance of doubt, if the Company’s payment of a portion of the Executive’s COBRA continuation coverage will be considered discriminatory under the PPACA, the Company shall not pay for or reimburse any portion of the Executive’s COBRA continuation coverage upon his termination of employment.  The COBRA premium payments or reimbursements shall commence within sixty (60) days after the Termination Date and the first payment shall include all amounts otherwise payable to Executive between the Termination Date and the first payment date.

(3)

Payment of any Bonus for performance periods completed prior to the Termination Date, plus a lump sum Pro-rata Bonus as set forth in and subject to Section 4.3 to be paid following the last day of the fiscal year in which the Termination Date occurs, no later than two and one-half (2.5) months following the last day of such fiscal year.

(4)

A lump sum payment equal to the annual target Bonus in effect on the Termination Date multiplied by one-and-a-half (1.5), such payment to be paid no later than sixty (60) days after the Termination Date.

(5)

Accelerated vesting of any and all options or restricted share unit awards, which remain unvested as of the Termination Date; and accelerated vesting of any and all performance share unit awards to the extent then earned (or deemed, in the reasonable discretion of the Board, to have been

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achieved or reasonably expected to be achieved within the performance period), which remain unvested as of the Termination Date.

(c)	Should Executive experience a termination of employment during the Term pursuant to Section 9.1(g) above, then, in addition to the Accrued Benefits, Executive shall be entitled to:
(1)

a lump sum payment equal to two (2) times Executive’s then-current Base Salary (less necessary withholdings and authorized deductions) to be paid no later than sixty (60) days after the Termination Date; provided that, for the avoidance of doubt, in the event that the applicable Change in Control does not constitute a “change in control event” for purposes of Section 409A or otherwise required by Section 409A, such amount shall instead be paid in installments in accordance with the Company’s regular payroll practices, if and to the extent required by Section 409A;

(2)	the Continuation Health Benefit as set out in Section 9.6(b)(2);
(3)

payment of any Bonus for performance periods completed prior to the Termination Date, plus a Bonus paid at the target in effect for the year of termination, prorated in relation to the Termination Date, to be paid no later than sixty (60) days after the Termination Date;

(4)	a lump sum representing two (2) times Executive’s target Bonus in effect for the year of termination to be paid no later than sixty (60) days after the Termination Date; and
(5)	accelerated vesting of any and all equity awards that remain unvested as of the Termination Date consistent with Section 9.6(b)(5).

Executive’s entitlement to the payments or other benefits in Section 9.6(c) is conditional upon Executive’s continued performance of his duties and responsibilities throughout the process preceding the Change in Control event until the latter of the closing date for the transaction causing the Change in Control event or the Termination Date.

9.7	Termination as a Result of a Change in Control.
(a)	For purposes of this Agreement, “Change in Control Termination” shall mean any of the following:
(1)

Any termination by the Company of Executive’s employment, other than for Cause (as defined in Section 9.4 above), that occurs within the period that starts ninety (90) days preceding the Change in Control and ends on the one (1) year anniversary of the Change in Control; or

(2)

Any resignation by Executive for Good Reason (as defined in Section 9.5 above), that occurs within the period that starts ninety (90) days preceding the Change in Control and ends on the one (1) year anniversary of the Change in Control.

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(b)	For purposes of this Agreement, “Change in Control” shall mean any of the following:
(1)

any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then-outstanding securities having the right to vote in an election of the Board (in such case other than as a result of an acquisition of securities directly from the Company); or

(2)

the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(3)

the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

(c)	Section 280G Limitation.

Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(1)

If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(2)	If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the

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Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(3)

For the purposes of this Section 9.7(c), “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(4)

The determination as to which of the alternative provisions of Section 9.7(c) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the earlier of (x) the effective date of the applicable “change in ownership or effective control of the corporation” or “change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 280G(b)(2)(a)(i) of the Code, (y) the Termination Date, if applicable, or (z) at such earlier date as is reasonably requested by the Company or Executive.  For purposes of determining which of the alternative provisions of Section 9.7(c) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

9.8

General Release of Claims.  Notwithstanding any provision of this Agreement, all severance payments and benefits described in Section 9.6 of this Agreement (except for payment of the Accrued Benefits) are conditioned upon the execution, delivery to the Company, and expiration of any applicable revocation period without a notice of revocation having been given by Executive, all by the sixtieth (60th) day following the Termination Date, of a General Release of Claims (which shall include the restrictive covenants set forth in Section 6) by and between Executive (or Executive’s estate) and the Company in the form attached as Exhibit B to this Agreement.  In the event of Executive’s death or incapacity due to Disability, the form attached as Exhibit B will be revised for signature accordingly.  Provided any applicable timing requirements set forth above have been met, the payments and benefits pursuant to Sections 9.6 will be paid (or begin to be

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paid) to Executive as soon as administratively practicable but no later than fifteen (15) days following the date Executive signs and delivers the General Release to the Company and any applicable revocation period has expired without a notice of revocation having been given, provided that if the sixty (60) day period referred to in the preceding sentence begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.  The first payment shall include all amounts that would have otherwise been paid to Executive in accordance with the Company’s payroll practices during the period beginning on the Termination Date and ending on the first payment date.

10.	In the Event of Termination for Any Reason.
10.1

Right to Offset.  The Company may offset any undisputed amounts Executive owes the Company or its affiliates at the time of his termination of employment (including any payment of Accrued Benefits, separation pay, Pro-rata Bonus or Continuation Health Benefit reimbursements), except for secured or unsecured loans, against any amounts the Company owes Executive hereunder, to the extent permitted by Section 409A.

10.2

Resignation from all Positions.  If Executive’s employment with the Company ends for any reason, he shall voluntarily and immediately resign from any and all positions that he holds as an officer, director, or committee member with respect to the Company or any of its subsidiaries or affiliates.  In particular, Executive shall immediately tender his resignation from his position as member of the Board of uniQure N.V. Executive will no longer perform any services and have no authority within the Company or any of its subsidiaries or affiliates.

10.3

Return of Company Property and Proprietary Information; Non-Deletion of Company Data. Upon termination of Executive’s employment with the Company, or at any other time upon the request of Company, Executive shall forthwith deliver to Company any and all documents, notes, notebooks, letters, manuals, prints, drawings, block diagrams, photocopies of documents, devices, equipment, keys, security passes, credit cards, hardware, data, databases, source code, object code, and data or computer programming code stored on an optical or electronic medium, and any copies thereof, in the possession of or under the control of Executive that embodies any confidential information of the Company.  Executive agrees to refrain from intentionally purging or deleting data from any Company-owned equipment, including email systems, in connection with Executive’s termination.  To the extent that Executive possesses any data belonging to Company on any storage media owned by Executive (for example, a home computer’s hard disk drive, portable data storage device, etc.), Executive agrees that he will work cooperatively with the Company to return such data and ensure it is removed from Executive’s devices in a manner that does not adversely impact any personal data.  Executive agrees not to take any steps to delete any Company data from any device without first obtaining Company’s written approval.  Executive agrees to cooperate with Company if Company requests written or other positive confirmation of the return or destruction of such data from any personal storage media.  Nothing herein shall be deemed to prohibit Executive from retaining (and making copies of): (i) Executive’s personal non-business-related correspondence files; (ii) documents relating to Executive’s personal compensation, benefits, and obligations; and (iii) Executive’s “rolodex” whether in tangible or in electronic form (e.g., electronic contacts file), provided such contacts do not constitute a trade secret of the Company.

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11.	Compliance with Section 409A of the Internal Revenue Code.

The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the application of Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A so as to avoid the imputation of any tax, penalties, accelerated taxation or interest under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be construed, interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)

If (i) Executive is a “specified employee” within the meaning of Section 409A upon his Termination Date, and (ii) some or any portion of the amounts payable to Executive in connection with his separation from service constitute deferred compensation under Section 409A (the “Deferred Compensation Separation Benefits”) and would result in the imposition of the penalty tax under Section 409A if paid to Executive on or within the six (6) month period following the Termination Date, then to the extent such portion of the Deferred Compensation Separation Benefits resulting in the imposition of additional tax would otherwise have been payable on or within the first six (6) months following the Termination Date, it will instead become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the Termination Date (or such longer period as is required to avoid the imposition of additional tax under Section 409A).  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b)

The Company’s obligation to make any reimbursements or provide in-kind benefits to Executive will be consistent with the requirements of Section 409A, including the following restrictions: (1) the expenses paid or reimbursed by the Company in one calendar year will not affect the expenses paid or reimbursed in another calendar year; and (2) reimbursement for any expenses will be made within a reasonable period of time following the date on which the Company receives written documentation of the expense, provided that all expenses will be reimbursed on or before the last day of the calendar year following the calendar year in which the expense was incurred.

12.	Indemnification; Directors and Officers Liability Insurance.
12.1

The Company will defend, indemnify and hold harmless Executive to the fullest extent permitted by Delaware law, if Executive is a party or threatened to be made a party to any Proceeding (other than Proceedings brought by the Company against Executive for claims other than shareholder derivative actions) where the Proceeding (i) is brought against

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Executive by reason of the fact that Executive is or was an employee of the Company; and (ii) involves conduct (or alleged conduct) by Executive that was taken in the scope of Executive’s employment with the Company; provided that Executive acted in good faith and in a manner which Executive reasonably believed to be in or not opposed to the best interests of the Company; and further provided that, in the case of any criminal action or Proceeding, Executive had reasonable cause to believe that his conduct was lawful (a Proceeding which satisfies the requirements of this sentence, a “Covered Proceeding”).  For purposes of this provision, “Proceeding” means any threatened or pending claim, action, suit, arbitration, alternative dispute resolution process, investigation, administrative hearing, appeal, or any other similar proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal.  For the avoidance of doubt, the Company’s obligation to indemnify Executive applies irrespective of whether Executive is named as the sole defendant in a Proceeding, a co-defendant with the Company in a Proceeding, a co-defendant with other individuals or entities in a Proceeding or as a member of a group of individuals/entities named as a defendant in a Proceeding (e.g., “John Does 1-10”, “Officers of…” or “the Board of...”).

12.2

The Company will advance legal fees and other expenses incurred by or on behalf of the indemnified Executive in connection with any Covered Proceeding.  By accepting such advancement of legal fees and expenses, Executive is agreeing to repay any and all such legal fees and expenses in the event it is determined by a court of competent jurisdiction that applicable law prohibits the Company from paying such fees and expenses on behalf of Executive.

12.3

The Company acknowledges and agrees that Executive’s actions taken in reliance on the advice of counsel shall presumptively be deemed to have been taken in good faith and consistent with the best interests of the Company.

12.4

The Company shall maintain directors and officers liability insurance coverage for the benefit of Executive with a commercially reasonable policy limit as well as a commercially reasonable tail policy for the benefit of Executive following the end of the Term.

13.	Applicable Clawback and Other Company Policies.

All amounts payable under this Agreement are subject to the terms of any applicable Clawback Policy and, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under this Agreement are subject to offset in the event that Executive has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy.  For the purposes of this Agreement, “Clawback Policy” means any clawback, recoupment or forfeiture provisions of any applicable clawback, recoupment or forfeiture policy (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange) approved by the Board (or a committee thereof), as in effect from time to time, whether approved before or after the effective date of this Agreement.  Executive acknowledges and agrees that Executive will be bound by the terms of any such Clawback Policy as if it were set forth in this Agreement.

14.	Miscellaneous.
14.1

Successors and Assigns.  Executive may not assign this Agreement, by operation of law or otherwise, without the Company’s prior written consent.  Without the Company’s consent, any attempted transfer or assignment will be void and of no effect.  The Company may

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assign its rights under this Agreement if the Company consolidates with or merges into any other entity, or transfers substantially all of its properties or assets to any other entity, provided that such entity expressly agrees to be bound by the provisions hereof.  This Agreement will inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

14.2

Enforceability.  If any portion or provision of the Agreement is declared illegal or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will not be affected, and each remaining portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

14.3

Waiver.  No waiver of any provision will be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement does not prevent subsequent enforcement of that term or obligation.  The waiver by any party of any breach of this Agreement does not waive any subsequent breach.

14.4

Notices.  Any notices, requests, demands, and other communications described in this Agreement are sufficient if in writing and delivered in person or sent postage prepaid, by certified or registered U.S. mail or by FedEx/UPS to Executive at his last known home address and a copy by e-mail to Executive, or in the case of the Company or the Board, to the attention of the Chairman of the Board at the main office of uniQure, N.V., with a copy by e-mail to the Chairman of the Board.  Any notice sent by U.S. mail shall be deemed given for all purposes seventy-two (72) hours from its deposit in the U.S. mail, or the next day if sent by overnight delivery.

14.5

Severability.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision or provisions may be invalid or unenforceable in whole or in part.

14.6	Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.
14.7

Governing Law. This is a Massachusetts contract and will be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without regard to its choice-of-law principles and shall be deemed to have been made in Massachusetts.

14.8

Consent to Exclusive Jurisdiction/Venue.  The parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts, and to exclusive venue in any Massachusetts federal court and/or Massachusetts state court located in Suffolk County, for any dispute arising from this Agreement.

14.9	Section Headings. The section headings in this Agreement are for convenience only, form no part of this Agreement and shall not affect its interpretation.
14.10

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile transmission, PDF, electronic

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signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

14.11

Entire Agreement.  This Agreement, together with the Company’s plan or policy documents and governing policies of the Company (each as amended from time to time), constitute the entire understanding relating to the matters addressed in this Agreement and supersede any other prior agreement, whether written or oral, including the Prior Employment Agreement.

[This space intentionally left blank.]

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I HAVE HAD A REASONABLE PERIOD OF AT LEAST TEN (10) BUSINESS DAYS BEFORE THIS AGREEMENT BECOMES EFFECTIVE TO STUDY, UNDERSTAND AND CONSIDER THIS AGREEMENT.  IN SIGNING THIS AGREEMENT I ACKNOWLEDGE AND AGREE THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE AND THAT I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS.  I AM SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.  I AM NOT RELYING UPON ANY STATEMENTS BY THE COMPANY OR ITS REPRESENTATIVES.

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of April 15, 2025.

EXECUTIVE

/s/ Matthew Craig Kapusta
Name: Matthew Craig Kapusta

ACCEPTED AND AGREED:
uniQure, Inc.

By:	/s/ Jeannette Potts
Jeannette Potts
Chief Legal Officer

ACCEPTED AND AGREED:
uniQure, N.V.

By:	/s/ Christian Klemt
Christian Klemt
Chief Financial Officer

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EXHIBIT A

LIST OF EMPLOYEE DEVELOPMENTS

(if none, please write the word “none” and sign below)

NONE

/s/ Matthew C. Kapusta
Signature:
Matthew C. Kapusta
Name of Executive

Date:	April 15, 2025

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EXHIBIT B

GENERAL RELEASE OF CLAIMS AND POST-TERMINATION RESTRICTIVE COVENANTS AGREEMENT

In exchange for the promises and benefits set forth in Section 9 of the Amended and Restated Employment Agreement between uniQure, Inc. and Matthew Craig Kapusta made as of April 15, 2025, and to be provided to me following the Effective Date of this General Release of Claims and Post-Termination Restrictive Covenants Agreement (“Post-Termination Release Agreement”), I, Matthew Craig Kapusta, on behalf of myself, my heirs, executors and assigns, hereby acknowledge, understand and agree as follows:

1.On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge uniQure, Inc., its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, parents, and assigns (collectively, the “Releasees”), from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of my employment with or services performed for Releasees and/or termination of my employment with or termination of my services performed for Releasees (collectively, “Claims”), including:

a.

Claims arising under Title VII of the Civil Rights Act of 1964 (as amended); the Civil Rights Acts of 1866 and 1991; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Health and Safety Act; the Sarbanes-Oxley Act; the Massachusetts Law Against Discrimination (M.G.L. c. 151B et seq.), and/or any other laws of the Commonwealth of Massachusetts related to employment or the separation from employment;

b.

Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”) and the Older Workers Benefits Protection Act (“OWBPA”), except ADEA claims that may arise after the execution of this Post-Termination Release Agreement;

c.	Claims arising out of any other federal, state, local or municipal statute, law, constitution, ordinance, or regulation; and/or
d.

Any other employment-related claim whatsoever, whether in contract, tort, or any other legal theory, arising out of or relating to my employment with uniQure, Inc. and/or my separation of employment from the Releasees.

e.

Excluded from this Post-Termination Release Agreement are any claims that cannot be released or waived by law.  This includes, but is not limited to, my right to file a charge with or participate in an investigation conducted by certain government agencies, such as the EEOC or NLRB.  I acknowledge and agree, however, that I am releasing and waiving my right to any monetary recovery should any government agency pursue any claims on my behalf that arose prior to the Effective Date of this Post-Termination Release Agreement.

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f.

I waive all rights to re-employment with the Releasees.  If I do apply for employment with the Releasees, the Releasees and I agree that the Releasees need not employ me, and that if the Releasees decline to employ me for any reason, it shall not be liable to me for any cause of action or damages whatsoever.

2.Release of Other Claims.  I fully release, acquit, and forever discharge the Releasees from any and all other charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees or any other liability of any kind whatsoever related to my employment, my employment agreement, my termination or the business of uniQure, Inc. of which I have knowledge as of the time I sign this Post-Termination Release Agreement.

3.I further acknowledge that I have received payment, salary, and wages in full for all services rendered in conjunction with my employment with uniQure, Inc., including payment for all wages, bonuses, and accrued, unused paid time off, and that no other compensation is owed to me except as provided herein.  I specifically understand that this Post-Termination Release Agreement includes, without limitation, a release of claims for alleged wages due, overtime or other compensation or payment including any claim for treble damages, attorneys’ fees and costs pursuant to the Massachusetts Wage Act and State Overtime Law M.G.L. c. 149, §§148, 150 et seq.  and M.G.L. c. 151, §IA et seq.  and I further acknowledge that I am unaware of any facts that would support a claim against the Releasees for violation of the Fair Labor Standards Act or the Massachusetts Wage Act.

4.Notwithstanding anything to the contrary herein, nothing in this Post-Termination Release Agreement shall be deemed to release any of the Releasees for (i) any claim for any of the Accrued Benefits under the Employment Agreement; (ii) any claim for any separation benefit under Section 9 of the Employment Agreement including, without limitation, separation pay, continuation of health benefits, Pro-rata Bonus, and accelerated vesting of equity incentive awards (as applicable and as defined in the Employment Agreement or any other related agreements); or (iii) any rights to indemnification or coverage under a directors and officers liability insurance policy.  I acknowledge that nothing in this Agreement shall prohibit or restrict me from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  I further acknowledge that I do not need the prior authorization of uniQure, Inc. to engage in conduct protected by this subsection, and I do not need to notify uniQure, Inc. that I have engaged in such conduct.  This Agreement does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law.  I further acknowledge that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

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5.Restrictive Covenants.

a.	Non-Competition
(1)	For the purposes of this Section:

“Competing Services” means any product, process, therapy or service of any person or organization other than the Company that is in development or has been commercialized and that involves a gene therapy: (i) for the treatment of any disease for which the Company had a product or therapy on the market or in any phase of development during the term last two (2) years of Executive’s employment with the Company, including, without limitation, any such products in the field of cardiovascular, central nervous system, liver or metabolic disease; or (ii) that otherwise is or would be directly competitive with the Company for the treatment of the same disease or patients.

“Competing Organization” means any person, entity, or organization, including Executive, engaged in, or that intends to become engaged in, the providing or the production of Competing Services.

“Customer” shall mean any individual or entity with which the Company has contracted to perform work, provide products or render service.

“Prospective Customer” shall mean any individual or entity that, during the twenty-four (24) months prior to termination of Executive’s employment, the Company has solicited with an in-person meeting or through a written proposal to become a Customer of the Company.

“Prohibited Activities” means any specific types of services performed by the Executive for the Company at any time during the two (2) years preceding the termination of employment.

I agree that for a period of twelve (12) months after the Termination Date (the “Non-Competition Period”), I shall not directly or indirectly, perform Prohibited Activities (whether as an employee, consultant, independent contractor, member of a board of directors, or in any other capacity) to a Competing Organization.  Notwithstanding the foregoing, nothing herein shall prevent me from becoming employed by or otherwise rendering services to a Competing Organization whose business is diversified, if the scope of my services to such Competing Organization is limited to identifiable parts, segments, entities or business units of such business that are not engaged in providing or producing Competing Services (“Non-Prohibited Activities”); provided that I agree that if I seek to become employed or otherwise render services (that are Non-Prohibited Activities) to such a Competing Organization during the Non-Competition Period, prior to my employment or rendering such services, (i) I shall provide uniQure, Inc. with written assurance from such Competing Organization and from me that I will not render Prohibited Activities directly or indirectly in connection with any Competing Services, and (ii) I receive written approval of my intended employment or rendering such Non-

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Prohibited Activities (such approval shall not be unreasonably withheld and shall be provided by uniQure, Inc. within ten (10) days from receipt of the written assurances set forth in subsection (i)).

(2)

During the Non-Competition Period, I agree to disclose this Post-Termination Release Agreement to every subsequent employer by which I may subsequently be employed or otherwise engaged in exchange for compensation.

(3)

I agree that the temporal restrictions set forth in this Section 5 are fair and are reasonably required for the protection of uniQure, Inc.’s legitimate business interests in light of my substantial role as an employee of uniQure, Inc., which includes receipt of trade secrets, know-how, confidential and propriety information, and specialized training, among other things.  I additionally agree that the lack of geographic scope on the obligations set forth in this Section 5 is both appropriate and reasonable in light of the fact that uniQure, Inc. competes for business in a variety of regions and markets throughout the world.  Notwithstanding the foregoing, in the event a court of competent jurisdiction disagrees with the parties’ assessment, then the geographic scope shall at minimum include all markets in which my work had a material presence or influence within the last two (2) years of my employment with uniQure, Inc. which for purposes of clarity shall include, but may not be limited to, the United States and European Union markets.

(4)

I hereby acknowledge and agree that I have had no fewer than ten (10) business days from receipt of this Post-Termination Release Agreement to consult with counsel of my choosing before agreeing to the restrictions in this Section by executing this Post-Termination Release Agreement below, and if I have executed this Post-Termination Release Agreement before such time period has elapsed, I have done so by my own choosing

(5)

If it is later determined by a court of competent jurisdiction that injunctive relief is warranted to prevent me from engaging in certain conduct, then the restrictive periods shall be tolled for the lesser of the period of time that I am determined by a court of competent jurisdiction to have had already been engaging in the prohibited conduct prior to the injunction and the maximum period allowed by law.  uniQure, Inc. and I intend that uniQure, Inc. shall be entitled to full restrictive periods of post-employment conduct that does not breach or threaten to breach this Post-Termination Release Agreement.

(6)

I acknowledge that a breach of this Post-Termination Release Agreement will cause irreparable injury to uniQure, Inc., that uniQure, Inc.’s remedies at law will be inadequate in case of any such breach or threatened breach, and that uniQure, Inc. will be entitled to the remedy of specific performance and/or preliminary injunctive relief, without bond, and other injunctive relief, in case of any such breach or threatened breach.

(7)	The waiver by uniQure, Inc. or me of any action, right or condition in this Post-Termination Release Agreement, or of any breach of a provision of

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this Post-Termination Release Agreement, shall not constitute a waiver of any other occurrences of the same event.

(8)

This Post-Termination Release Agreement is assignable by uniQure, Inc. and inures to the benefit of uniQure, Inc., its subsidiaries, affiliated corporations, successors and assignees.  This Post-Termination Release Agreement, being personal, is not assignable by me.

(9)

The covenants of this Post-Termination Release Agreement are intended to be separable, and the expressions used therein are intended to refer to divisible entities.  Accordingly, the invalidity of all or any part of any section of this Post-Termination Release Agreement shall not render invalid the remainder of this Post-Termination Release Agreement or of such section.  If, in any judicial proceeding, any provision of this Post-Termination Release Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

b.

I acknowledge and agree that all of my obligations under Sections 5 and 6 of the Employment Agreement remain in full force and effect and shall survive the termination of my employment with the Releasees and the execution of this Post-Termination Release Agreement.  For the avoidance of doubt, because my employment was terminated by uniQure, Inc. without Cause or by a layoff, the non-competition clause in Section 6.3 of my Employment Agreement does not apply to me.  However, if I sign and do not timely revoke this Post-Termination Release Agreement, I will be bound not to compete as set forth in Section 5.a., above, of this Post-Termination Release Agreement.

6.Consultation with Attorney.  uniQure, Inc. advised and encouraged me to consult with an attorney prior to executing this Post-Termination Release Agreement.  I acknowledge that if I have executed this Post-Termination Release Agreement without consulting an attorney, I have done so knowingly and voluntarily.

7.Period for Review.  I acknowledge that I have been given at least twenty-one (21) days from the date I first received this Post-Termination Release Agreement (or, if my termination is part of a group reduction in force, at least forty-five (45) days from the date I first received this Post-Termination Release Agreement, including an exhibit in accordance with the OWBPA listing the ages and titles of the employees in my decisional unit who were selected for termination and eligible to receive severance benefits in exchange for signing a general release of claims, and the employees who were not selected for termination and not eligible to receive severance benefits in exchange for signing a general release of claims) during which to consider signing it.

8.Revocation of Post-Termination Release Agreement.  I acknowledge and agree that I have the right to revoke my acceptance of this Post-Termination Release Agreement if I notify the Releasees in writing within seven (7) business days following the date I sign it.  Any revocation, to be effective, must be in writing, signed by me, and either (a) postmarked within seven (7) business days of the date I signed it and addressed to the then-current address of uniQure, Inc.’s headquarters (to the attention of the General Counsel); or (b) hand delivered within seven (7) business days of execution of this Post-Termination Release Agreement to uniQure, Inc.’s General Counsel.  This Post-Termination Release Agreement will become effective on the eighth (8th) business day after I sign it (the “Effective Date of this Post-Termination Release Agreement”); provided that I have not timely revoked it.

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9.Governing Law.  This Post-Termination Release Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, but not the Commonwealth’s laws concerning conflict of laws, and shall be deemed to have been made in Massachusetts.

10.Consent To Exclusive Jurisdiction/Venue.  The Parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts, and to sole and exclusive venue in any Massachusetts federal court and/or Massachusetts state court located in Suffolk County, for any dispute arising from this Post-Termination Release Agreement.

11.Covenant Not to Sue Outside of Massachusetts.  I agree that I will not commence, prosecute, or assist in any way another person or entity to commence or prosecute, any legal action or other proceeding (including but not limited to a declaratory judgment action) against uniQure, Inc. concerning a dispute arising from or relating to this Post-Termination Release Agreement in any forum or jurisdiction other than the state and federal courts in the state of Massachusetts.

12.Entire Agreement, Amendments.  This Post-Termination Release Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes any prior communication or understanding with respect thereto, and no modification or waiver of any provision hereof shall be valid unless made in writing and signed by all of the parties hereto; provided, however, that any agreements referenced in this Post-Termination Release Agreement or executed herewith are not superseded.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE POST-TERMINATION RELEASE AGREEMENT IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS POST-TERMINATION RELEASE AGREEMENT.  I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS POST-TERMINATION RELEASE AGREEMENT AND I AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

[signature page follows]

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IN, WITNESS WHEREOF, the parties have duly executed this Post-Termination Release Agreement under seal as of the ________ day of _______ [month], _________ [year]

uniQure, Inc.

By:
Name:
Title:

EXECUTIVE

Matthew Kapusta

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